Portfolio Recovery Associates Reports Second Quarter 2006 Results

Net Income Up 23% to $11.1 Million, or $0.69 Per Share, on Revenue of $46.2 Million; Portfolio Acquisitions Strong at $27.9 Million

NORFOLK, VA -- 08/02/2006 -- Portfolio Recovery Associates, Inc. (NASDAQ: PRAA), a company that purchases and manages portfolios of defaulted consumer receivables and provides a broad range of accounts receivable management services, today reported net income of $11.1 million, or $0.69 per diluted share, for the quarter ended June 30, 2006.

The Company's second-quarter 2006 earnings represent growth of 23% from net income of $9.1 million, or $0.56 per diluted share, in the same period a year earlier.

Total revenue increased 29% to $46.2 million in the second quarter of 2006, up from $35.9 million in the year-earlier period. Total revenue consists of cash collections reduced by amounts applied to the Company's owned debt portfolios plus commissions from its fee-for-service businesses. During the second quarter of 2006, the Company applied 32.0% of cash collections to reduce the carrying basis of its owned debt portfolios. This included a $200,000 allowance charge against two pools of accounts.

"Portfolio Recovery Associates demonstrated the value of strong execution once again in the second quarter. Cash collections rose 22% to $59.4 million during an impressive quarter for collector productivity, while our fee-for-service business produced a near-record $5.8 million in revenue. Despite a competitive pricing environment, the Company invested a sizeable $27.9 million in portfolio acquisitions with a combination of forward flow, bankruptcy and normal spot buying. Our successful buying was driven by our ability to look at all sectors of the market, a strategy we expect to pursue further in the quarters to come," said Steven D. Fredrickson, Chairman, President and Chief Executive Officer.

The Company's first-half 2006 earnings totaled $21.8 million, or $1.36 per diluted share, compared with $18.0 million, or $1.12 per diluted share, for the first six months of 2005. First-half 2006 revenue was $91.5 million, compared with $71.7 million in the first half of 2005.

Financial and Operating Highlights

--  Cash collections rose 22% to $59.4 million in the second quarter of
    2006, up from $48.8 million in the year-ago period.

--  Productivity, as measured by cash collections per hour paid, the
    Company's key measure of collector performance, stands at $148.74 for the first six months of 2006, up from $133.39 for all of 2005.  Excluding the impact of trustee remittances from purchased bankrupt accounts, the comparison is $136.14 for the first six months of 2006 vs. $128.02 for all of 2005.

--  The Company purchased $1.66 billion of face-value debt during the second quarter of 2006 for $27.9 million.  This debt was acquired in 40 pools from 12 different sellers.

--  The Company's fee-for-service businesses generated revenue of $5.8 million in the second quarter of 2006, up from $2.1 million in the same period a year ago.

--  The Company's cash balances were $25.2 million as of June 30, 2006, up from $23.4 million as of March 31, 2006.  During the 2006 second quarter, the Company made no use of its $75 million line of credit.  No amount was outstanding on the line as of June 30, 2006.
"Portfolio Recovery Associates has continued to thrive in an environment marked by tough competition and elevated portfolio pricing -- and our second-quarter results bear this out. Driving our performance was our continued commitment to making significant investments in people, information and technology. Our overall strategy is to continually improve operating effectiveness, underwriting competency and cost efficiency. This is an approach that has served us well since our inception, and we remain confident as ever in its ability to drive future growth," said Kevin P. Stevenson, Chief Financial and Administrative Officer.

Conference Call Information

The Company will hold a conference call with investors today, August 2, 2006, at 5:30 p.m. EDT to discuss its second quarter results. Investors can access the call live by dialing 800-659-1942 for domestic callers or 617-614-2710 for international callers using the pass code 99993426.

In addition, investors may listen to the call via a taped replay, which will be available for seven days, by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 80017269. The replay will be available approximately two hours after today's conference call ends. Investors may also listen via webcast, both live and archived, at the Company's website, www.portfoliorecovery.com.

About Portfolio Recovery Associates, Inc.

Portfolio Recovery Associates is a full-service provider of outsourced receivables management and related services. The company's primary business is the purchase, collection and management of portfolios of defaulted consumer receivables. These are the unpaid obligations of individuals to credit originators, which include banks, credit unions, consumer and auto finance companies, and retail merchants. Portfolio Recovery Associates also provides a broad range of collection services, including revenue administration for government entities through its RDS business, collateral-location services for credit originators via IGS Nevada, and fee-based collections through Anchor Receivables Management.

Statements herein which are not historical, including Portfolio Recovery Associates' or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, including statements with respect to future contribution of IGS Nevada and RDS to earnings and future portfolio-purchase opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include references to Portfolio Recovery Associates' presentations and web casts. The forward-looking statements in this press release are based upon management's beliefs, assumptions and expectations of the Company's future operations and economic performance, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors, including the risk factors and other risks that are described from time to time in the Company's filings with the Securities and Exchange Commission including but not limited to its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, filed with the Securities and Exchange Commission and available through the Company's website, which contain a more detailed discussion of the Company's business, including risks and uncertainties that may affect future results. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission or otherwise. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

                    Portfolio Recovery Associates, Inc.
                 Unaudited Consolidated Income Statements
                 (in thousands, except per share amounts)

                                     Three     Three      Six       Six
                                     Months    Months    Months    Months
                                     Ended     Ended     Ended     Ended
                                    June 30,  June 30,  June 30,  June 30,
                                      2006      2005      2006      2005

Revenues:
 Income recognized on finance
  receivables                       $ 40,394  $ 33,823  $ 79,767  $ 66,073
 Commissions                           5,791     2,093    11,759     5,621
                                    --------  --------  --------  --------

    Total revenue                     46,185    35,916    91,526    71,694

Operating expenses:
 Compensation and employee
  services                            14,335    10,415    28,431    21,276
 Outside legal and other fees
  and services                         9,740     7,575    18,801    14,736
 Communications                        1,304     1,040     2,918     2,098
 Rent and occupancy                      560       513     1,120       988
 Other operating expenses              1,205       729     2,281     1,482
 Depreciation and amortization         1,240     1,039     2,492     1,980
                                    --------  --------  --------  --------

   Total operating expenses           28,384    21,311    56,043    42,560
                                    --------  --------  --------  --------

    Income from operations            17,801    14,605    35,483    29,134

Other income and (expense):
  Interest income                        171       192       244       287
  Interest expense                       (75)      (63)     (243)     (127)
                                    --------  --------  --------  --------

    Income before income taxes        17,897    14,734    35,484    29,294

    Provision for income taxes         6,795     5,673    13,651    11,313
                                    --------  --------  --------  --------

    Net income                      $ 11,102  $  9,061  $ 21,833  $ 17,981
                                    ========  ========  ========  ========

Net income per common share
 Basic                              $   0.70  $   0.58  $   1.37  $   1.16
 Diluted                            $   0.69  $   0.56  $   1.36  $   1.12

Weighted average number of shares
 outstanding
 Basic                                15,897    15,599    15,884    15,565
 Diluted                              16,085    16,074    16,075    16,113

                    Portfolio Recovery Associates, Inc.
              Unaudited Consolidated Summary Balance Sheets
                   (in thousands, except share amounts)

                                                    June 30,   December 31,
ASSETS                                                2006         2005

Cash and cash equivalents                         $     25,205 $     15,985
Finance receivables, net                               197,438      193,645
Property and equipment, net                              7,288        7,186
Goodwill                                                18,288       18,288
Intangible assets, net                                   7,888        9,023
Other assets                                             3,009        3,646
                                                  ------------ ------------

     Total assets                                 $    259,116 $    247,773
                                                  ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
 Accounts payable and accrued liabilities         $     10,924 $     13,569
 Deferred tax liability                                 25,119       22,346
 Revolving lines of credit                                   -       15,000
 Long-term debt & capital lease obligations              1,232        1,535
                                                  ------------ ------------

    Total liabilities                                   37,275       52,450

Stockholders' equity:
 Preferred stock, par value $0.01, authorized
  shares, 2,000,000,issued and outstanding
  shares - 0                                                 -            -
 Common stock, par value $0.01, authorized
  shares, 30,000,000, issued and outstanding
  shares - 15,899,568 at June 30, 2006 and
  15,767,443 at December 31, 2005                          159          158
 Additional paid in capital                            112,749      108,064
 Retained earnings                                     108,933       87,101
                                                  ------------ ------------

 Total stockholders' equity                            221,841      195,323
                                                  ------------ ------------

     Total liabilities and stockholders' equity   $    259,116 $    247,773
                                                  ============ ============

Contact:
Investor Relations
757-519-9300 ext. 13010
info@portfoliorecovery.com